Exhibit 99.6

AMENDMENT NUMBER 5

TO THE

NOVO NORDISK INC. 401(k) SAVINGS PLAN

WHEREAS, Novo Nordisk Inc. (“NNI” or the “Employer”) maintains the Novo Nordisk Inc. 401(k) Savings Plan (the “Plan”) (any capitalized terms not otherwise defined herein shall have the definition set forth in the Plan); and

WHEREAS, under Section 13.6 of the Plan, the Administrator has the authority and discretion to direct the Trustee to establish the investment funds offered to participants under the Plan, including an employer stock fund; and

WHEREAS, among other investment alternatives, in accordance with Section 13.6 of the Plan, the Novo Nordisk Stock Fund, which invests exclusively in the common stock of Novo Nordisk A/S, is offered to participants as an investment alternative; and

WHEREAS, NNI desires to amend the Plan to affirmatively state that the Novo Nordisk Stock Fund is an investment alternative for participants under the Plan; and

WHEREAS, Section 21.1 of the Plan provides that the Plan may be amended by action of the Board or Plan Administrator, to whom NNI has delegated the ability to execute all documents, including Plan Amendments.

NOW, THEREFORE, the Plan is hereby amended, effective April 1, 2017, as follows:

1. All references to NNI Stock shall be revised to refer to the term “Novo Stock”.

2. Article II shall be amended to add a new Section 2.47 to read as follows:

2.47    “Novo Stock” means the common stock of Novo Nordisk A/S.”

3. The section references subsequent to new Section 2.47 shall be re-numbered accordingly to reflect the appropriate consecutive sequencing of the section references.

4. Section 13.6 shall be amended to read as follows:

13.6    Investment Funds. The Administrator shall have the exclusive authority and discretion to direct the Trustee to establish one or more investment funds for the investment of the assets of the Trust fund. Such investment funds may include, but need not be limited to, mutual funds managed by an investment company or companies selected by the Administrator. The Plan shall offer the Novo Nordisk Stock Fund as an available investment fund. The Novo Nordisk Stock Fund shall invest exclusively and primarily in shares of Novo Stock. The independent fiduciary shall be State Street Global Advisors, who shall serve as the named fiduciary, with discretion and authority, over the Novo Nordisk Stock Fund, including the discretion and authority to remove the Novo Nordisk Stock Fund from the Plan. As such, except to the extent otherwise required by applicable law or as may be necessary to satisfy its fiduciary duties and obligations under ERISA, the Administrator shall not have the authority or discretion to remove the Novo Nordisk Stock Fund from the Plan. In directing the Trustee with respect to the investment funds for the investment of assets of the Trust fund, the Administrator shall use the care, skill, prudence and diligence under the circumstances then prevailing that a prudent person acting in a like capacity and familiar with such matters would use in the conduct of an enterprise of a like character and with like aims. The Administrator may, at any time, direct that a new investment fund or funds be established and/or discontinue an existing investment fund or funds. The assets constituting each investment fund shall be segregated and kept separate from the assets constituting the other investment funds. All dividends, interest and other income of, as well as any cash received from the sale or exchange of securities or other property of an investment fund, shall be invested and reinvested in the same investment fund.

5. The heading of Section 13.8 shall be revised to read “Diversification of Novo Stock” and the capitalized term “Employer Stock” in Section 13.8 shall be amended to remove the capitalization and refer to the term “employer stock.”

6. A new Section 13.9 shall be added to the Plan to read as follows:

“13.9    Limitation on Allocations to Novo Nordisk Stock Fund. Effective April 1, 2017, Participants may not direct more than twenty percent (20%) of their future contributions into the Novo Nordisk Stock Fund. Additionally, Participants whose position in the Novo Nordisk Stock Fund is in excess of twenty percent (20%) will not be permitted to transfer existing balances, including Rollover Contributions, into the Novo Nordisk Stock Fund nor will Participants be able to retain a percentage greater than twenty percent (20%) when initiating account rebalances. The limitation described in this Section 13.9 above shall be administered in accordance with procedures established by the Administrator.

7. Except as provided herein, the Plan shall remain in full force and effect.

THIS AMENDMENT NUMBER 5 to the Plan is hereby executed the 28th day of March, 2017.

NOVO NORDISK INC.

BY:	/s/ Maurice P. Raus

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